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                                            Exhibit (1)

Golden American Life Insurance Company

TO:       File                          DATE:  July 14, 1988
FROM:     Fred H. Davidson
SUBJECT:  Western Capital Specialty Managers Separate Accounts A
          & B
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     Pursuant to resolution of the Board of Directors of Golden
American Life Insurance Company, dated March 25, 1988, the following separate accounts are hereby established to hold the assets funding the indicated variable contracts or policies:

* Western Capital Specialty Managers Separate Account A for variable life insurance policies investing in the Western
     Capital Special Managers Trust.

* Western Capital Specialty Managers Separate Account B for variable annuity contracts investing in the Western Capital
     Specialty Managers Trust.